                                   EXHIBIT 11

                             AMSOUTH BANCORPORATION

          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE

                                          SIX MONTHS ENDED  THREE MONTHS ENDED
                                               JUNE 30            JUNE 30
                                          ----------------- -------------------
                                            1998     1997     1998      1997
                                          -------- -------- --------- ---------
                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Net income .............................  $127,493 $110,473 $  65,470 $  55,900
                                          ======== ======== ========= =========
Average shares of common stock outstand-
 ing*...................................   120,168  124,852   119,369   124,031
                                          ======== ======== ========= =========
Earnings per common share*..............  $   1.06 $   0.88 $    0.55 $    0.45
                                          ======== ======== ========= =========
Diluted average shares of common stock
 outstanding*...........................   122,176  125,804   122,154   124,991
                                          ======== ======== ========= =========
Diluted earnings per common share*......  $   1.04 $   0.88 $    0.54 $    0.45
                                          ======== ======== ========= =========

--------

* Restated for three-for-two common stock split in April 1998.